UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2018

Wizard Entertainment, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-33383	98-0357690
(State or other Jurisdiction of Incorporation or organization)	(Commission File Number)	(IRS Employer I.D. No.)

662 N. Sepulveda Blvd., Suite 300

Los Angeles, CA 90049

(Address of Principal Executive Offices) (Zip Code)

(310) 648-8410

Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule l 4a- l 2 under the Exchange Act ( 17 CFR 240. l 4a- l 2)

[ ]	Pre-commencement communications pursuant to Rule l 4d-2(b) under the Exchange Act (17 CFR 240. l 4d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. l 3e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On October 16, 2018, the Registrant reached agreement with each of its five board members to compensate the board members for past, uncompensated service. Differences in compensation reflect differences in length of uncompensated time served.

Gregory Suess will receive options to purchase 300,000 shares of common stock. He will also receive 400,000 shares of restricted common stock. Michael Breen and Jordan Schur will each receive options to purchase 300,000 shares of common stock. They will also each receive 200,000 shares of restricted common stock. John D. Maatta and Paul Kessler will each receive 400,000 shares of restricted common stock.

All options granted will vest ratably over a 12 month period. The exercise price of the options will be set on the day they vest and will be equal to the closing price on the date of the most recent board meeting. Going forward, members of the board will be compensated in cash for their service as follows: (a) $750 per month; (b) an additional $1,000 for each board meeting attended in person; and (c) an additional $250 to $500 for each telephonic meeting attended with the exact amount being determined by the length of the meeting.

Item 3.02 Unregistered Sales of Equity Securities.

On October 16, 2018, the Registrant issued a total of 1,600,000 shares of restricted common stock (the “Shares”) to a total of five persons in exchange for service on the board of directors. The issuance was exempt from the registration requirements of Section 5 of the Securities Act of 1933 pursuant to Section 4(2) of the same Act since the issuance of the Shares was to persons closely associated with the Company and did not involve any public offering. See discussion under Item 1.01 above.

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SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wizard Entertainment, Inc. a Delaware corporation

Dated: October 22, 2018	By:	/s/ John D. Maatta
John D. Maatta
Chief Executive Officer and President

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